                                                                   EXHIBIT 2.12A



                          [WONG & PARTNERS LETTERHEAD]



                       DATED THE 28th DAY OF January 2000






                                     Between


                      ASIA ONLINE INTERNET SERVICES SDN BHD

                                  as Purchaser

                                       AND

                         UTUSAN MELAYU (MALAYSIA) BERHAD

                                    as Vendor

                                       AND

                           UTUSAN MULTIMEDIA SDN. BHD.

                                 as the Company
                    -----------------------------------------

                    SHARE PURCHASE AND SUBSCRIPTION AGREEMENT

                                   RELATING TO

                           UTUSAN MULTIMEDIA SDN. BHD.
                    -----------------------------------------

                                TABLE OF CONTENTS

CLAUSE            HEADING                                                      PAGE

1.       INTERPRETATION...........................................................2
2.       CAPITALISATION OF THE SHAREHOLDER'S LOAN, SALE OF THE SALE SHARES
         AND SUBSCRIPTION OF THE SUBSCRIPTION SHARES..............................8
3.       CONSIDERATION............................................................9
4.       CONDITIONS..............................................................10
5.       COMPLETION..............................................................11
6.       VENDOR'S AND COMPANY'S OBLIGATIONS AND UNDERTAKINGS.....................16
7.       RESTRICTIONS ON THE VENDOR..............................................18
8.       TERMINATION.............................................................20
9.       VENDOR'S REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS...................21
10.      COMPANY'S REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS..................23
11.      RESTRICTION ON ANNOUNCEMENTS............................................24
12.      ACCESS TO INFORMATION...................................................25
13.      CONFIDENTIAL INFORMATION................................................25
14.      GENERAL.................................................................26
15.      GOVERNING LAW...........................................................28
16.      ARBITRATION.............................................................28
17.      COUNTERPARTS............................................................28

SCHEDULE   1.....................................................................*
PARTICULARS OF THE COMPANY.......................................................*

SCHEDULE  2......................................................................*
THE CONTINUING DIRECTORS.........................................................*

SCHEDULE  3......................................................................*
THE DIRECTORS....................................................................*

SCHEDULE  4......................................................................*
TENANCY..........................................................................*

SCHEDULE  5......................................................................*
DETAILS OF SOFTWARE..............................................................*

SCHEDULE  6......................................................................*
VENDOR'S REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS............................*

SCHEDULE  7......................................................................*
COMPANY'S REPRESENTATIONS AND WARRANTIES.........................................*

SCHEDULE 8.......................................................................*
KEY EMPLOYEES....................................................................*

APPENDIX  A......................................................................*
FORM OF LETTER OF RESIGNATION....................................................*

APPENDIX  B......................................................................*
FORM OF NO-CLAIMS LETTER.........................................................*

* Schedule omitted -- will be provided supplementally to the Commission upon request.

APPENDIX  C1.....................................................................
FORM OF VENDOR'S DISCLOSURE LETTER...............................................

APPENDIX  C2.....................................................................
FORM OF COMPANY'S DISCLOSURE LETTER..............................................

APPENDIX  D......................................................................
FORM OF DEED OF INDEMNITY........................................................

APPENDIX  E......................................................................
FORM OF SHAREHOLDERS' AGREEMENT..................................................

APPENDIX F.......................................................................
FORM OF EMPLOYMENT CONTRACTS.....................................................

APPENDIX  G......................................................................
FORM OF SERVICES AGREEMENT.......................................................

APPENDIX H.......................................................................
FORM OF SUBCONTRACT..............................................................

APPENDIX  I......................................................................
FORM OF TENANCY AGREEMENT........................................................

APPENDIX  J......................................................................
FORM OF COMPANY'S RESOLUTIONS FOR COMPLETION.....................................

APPENDIX  K......................................................................
FORM OF VENDOR'S RESOLUTIONS FOR COMPLETION......................................

APPENDIX  L......................................................................
FORM OF PURCHASER'S APPLICATION FOR..............................................
SUBSCRIPTION OF COMPANY'S SHARES.................................................

APPENDIX  M......................................................................
FORM OF PURCHASER'S RESOLUTIONS..................................................
APPROVING THE ACQUISITION AND SUBSCRIPTION.......................................

APPENDIX  N......................................................................
FORM OF COMPANY'S RESOLUTIONS FOR................................................
APPROVAL OF ALLOTMENT AND ISSUANCE OF SUBSCRIPTION SHARES........................

APPENDIX  O......................................................................
FORM OF COMPANY'S SHAREHOLDER'S RESOLUTIONS FOR..................................
APPROVAL OF ALLOTMENT AND ISSUANCE OF SUBSCRIPTION SHARES........................

APPENDIX  P......................................................................
VENDOR'S COMPLETION CERTIFICATE..................................................

APPENDIX  Q......................................................................
COMPANY'S COMPLETION CERTIFICATE.................................................

THIS AGREEMENT is made on the 28 day of January 2000.

BETWEEN:

ASIA ONLINE INTERNET SERVICES SDN. BHD., a company incorporated in Malaysia whose registered office is at Faber Imperial Court, Suite 12-1B, Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia ("PURCHASER");

AND

UTUSAN MELAYU (MALAYSIA) BERHAD ("UTUSAN"), a company incorporated in Malaysia whose registered office is at 46M, Jalan Lima, Off Jalan Chan Sow Lin, 55200 Kuala Lumpur, Malaysia ("VENDOR");

AND

UTUSAN MULTIMEDIA SDN. BHD. ("COMPANY"), a company incorporated in Malaysia whose registered office is at 46M, Jalan Lima, Off Jalan Chan Sow Lin, 55200 Kuala Lumpur, Malaysia ("COMPANY").

RECITALS:

A. The Company is in the process of increasing its issued and paid up capital from RM2 represented by 2 ordinary shares of RM1.00 each to RM360,000 through the issuance and allotment of 359,998 ordinary shares of RM1.00 each to the Vendor ("VENDOR SUBSCRIPTION SHARES").

B. The Company is in the business of providing multimedia and information technology solutions.

C. Upon the completion of the subscription of the 359,998 shares in the Company, the Vendor has agreed to sell and the Purchaser has agreed to purchase 90,000 Shares (as defined below) consisting of 25% of the issued share capital of the Company following the completion of the subscription of the Vendor Subscription Shares upon the terms and conditions set out below.

D. Following the Completion (as defined below) of the sale and purchase of the Sale Shares, the Purchaser shall, subscribe for 191,025 Shares ("SUBSCRIPTION SHARES"), resulting in the Purchaser holding a total of 281,025 Shares representing 51% of the issued and paid up Shares of the Company and the Vendor holding 270,000 Shares representing 49% of the issued and paid up Shares of the Company upon the terms and conditions set out below.

IT IS AGREED as follows:


1.    INTERPRETATION

1.1   In this Agreement, unless the context requires otherwise:

      "ACCOUNTING DATE"             means 31 December 1998;

      "ARTICLES"                    means the articles of association of the
                                    Company;

      "ASIA ONLINE LIMITED"         means Asia Online Limited, a company
      OR "ASIA ONLINE"              incorporated in Delaware, United States of
                                    America with its business address at the 16/F One International Finance Centre, No. 1
                                    Harbour View Street, Central, Hong Kong;

      "AUDITED ACCOUNTS"            means the audited balance sheets of the
                                    Company made up as at the Accounting Date and the audited profit and loss accounts of the Company for the year ended on that date including the Director's report, statement by Directors, auditor's report and all notes contained therein;

      "AUDITORS"                    means PricewaterhouseCoopers of 11th Floor,
                                    Wisma Sime Darby, Jalan Raja Laut, 50350
                                    Kuala Lumpur;

      "CLAIM" means any notice, demand, assessment, letter or other document issued or action taken by any revenue or taxing authority or other statutory or governmental authority body or official whosoever whereby the Company is or may be placed or sought to be placed under a liability to make a payment on any Taxes or deprived of any relief, allowance, credit or repayment otherwise available;

      "COMMUNICATIONS AND           means the Malaysian Communications and
      MULTIMEDIA ACT"               Multimedia Act 1998;

      "COMPANIES ACT"               means the Malaysian Companies Act 1965;

      "COMPLETION"                   means completion of the sale and purchase
                                     of the Sale Shares and the Subscription of the Subscription Shares as specified in Clause 5;

      "COMPANY'S DISCLOSURE LETTER"  means the disclosure letter to be delivered on or before the Completion Date by the
                                     Company to the Purchaser, in the form set out in Appendix C2;

      "COMPETING BUSINESS"           means any business of providing internet
                                     access services, re-selling of internet
                                     access services, web-hosting, database
                                     hosting, server co-location, intranet
                                     hosting, web mail services, homepage
                                     services, e-commerce services, virtual
                                     private network management, re-selling of internet access services, on-line classifieds services, leased lines, electronic bookstores, and network consultancy services, in competition with the business carried on by the Company;

      "COMPLETION ACCOUNTS"          means the audited balance sheet of
                                     the Company made up as at the close of
                                     business on the Completion Date and the
                                     audited profit and loss account of the
                                     Company for the period from the Accounting
                                     Date to the Completion Date;

      "COMPLETION"                   means the completion of the sale of the
                                     Sale Shares to the Purchaser and the issue of the Subscription Shares to the Purchaser in accordance with Clause 5;

      "COMPLETION DATE"              means the same date as the date of the
                                     execution of this Agreement or such later date as the Parties may agree in writing prior to Completion;

      "CONFIDENTIAL INFORMATION"     means any information which is proprietary
                                     and confidential to a party including but not limited to the terms and conditions of this Agreement, information concerning or relating in any way whatsoever to its distributorship arrangements, principals, any of the trade secrets or confidential operations, processes or inventions carried on or used by a party, any information concerning the organisation, business, business methods, finances, transactions or affairs of a party, dealings of a party, secret or confidential information which relates to the business or party or any of its principals', clients' or customers' transactions or affairs, any party's technology, designs, documentation, manuals, budgets, financial statements or information, accounts, dealers' lists, suppliers' list, customer lists, marketing studies, drawings, notes, memoranda and the information contained therein, any information therein in respect of trade secrets, technology and technical or other information relating to the development, manufacture, clinical testing, analysis, marketing, sale or supply or proposed development, manufacture, clinical testing, analysis, marketing, sale or supply of any products or services by a party; and plans for the development or marketing of such products or services and information and material which is either marked confidential or is by its nature intended to be exclusively for the knowledge of the recipient alone;

      "CONTINUING DIRECTORS"        means the Directors who shall continue as
                                    directors of the Company following
                                    Completion, whose names are set out in
                                    Schedule 2;

      "CUT-OFF DATE"                means the date of this Agreement;

      "DEED OF INDEMNITY"           means the deed of indemnity in the form set
                                    out in Appendix D;

      "DIRECTORS"                   means the existing directors of the Company,
                                    whose names are set out in Schedule 3;

      "EMPLOYMENT CONTRACTS"        means the employment contracts to be entered
                                    into between the Company and the Key
                                    Employees in the form set out in Appendix F;

      "ENCUMBRANCE"                 means any form of legal, equitable, or
                                    security interests, including but not
                                    limited to any mortgage, assignment of
                                    receivables, debenture, lien, charge,
                                    pledge, title retention, right to acquire, security interest, hypothecation, options, rights of first refusal, any preference arrangement (including title transfers and retention arrangements or otherwise) and any other encumbrance or condition whatsoever or any other arrangements having similar effect;

      "INTELLECTUAL PROPERTY"       includes patents, knowhow, trade secrets and
                                    other confidential information, registered designs, copyrights, design rights, topography rights, trade marks, service marks, business names, domain names, registrations of and applications to register any of the aforesaid items, rights in the nature of any of the aforesaid items in any country, rights in the nature of unfair competition rights and rights to sue for passing off;

      "JASPA" means the Jaring Access Service Provider Agreement dated 30 December 1996 between Utusan and MIMOS Berhad, one of the main internet access providers in Malaysia who provide their services under the name "Jaring";

      "KEY EMPLOYEES"               means the persons whose names are set out in
                                    Schedule 8;

      "LEGAL CLAIM"                 means any notice, demand, assessment, letter
                                    or other document issued or action taken by any third party against the Company including any actions taken by any advocate, solicitor or legal counsel on behalf of such persons whereby the Company is or may be placed or sought to be placed under any form of liability;

      "MANAGEMENT ACCOUNTS"         means the balance sheets of the Company as
                                    at 31 October 1999 and the profit and loss accounts of the Company for the period from 1 January 1999 to 31 October 1999, being the accounts which have been audited by the Auditors specifically for the purpose of the Purchaser purchasing the Sale Shares and subscribing for the Subscription Shares;

      "MULTIMEDIA SUPER CORRIDOR    means the status awarded by the Multimedia
      STATUS"                       Development Corporation of Malaysia to
                                    companies carrying out activities relating to advanced technology which affords the party awarded with such status various tax and other privileges under Malaysian law;


      "PARTIES" OR "PARTY"          means the Vendor, Purchaser and the Company
                                    and such one of them, as the case may be;

      "PRE-COMPLETION PERIOD"       means the period from the date of this
                                    Agreement until Completion (if Completion takes place on a date which is different from the date of this Agreement);

      "PURCHASER'S ACCOUNTANTS"     means PricewaterhouseCoopers of 11th Floor,
                                    Wisma Sime Darby, Jalan Raja Laut, 50350
                                    Kuala Lumpur;

      "PURCHASER'S SOLICITORS"      means Wong & Partners of Faber Imperial
                                    Court, Suite 12-1A, Jalan Sultan Ismail
                                    50250 Kuala Lumpur;

      "RELATED CORPORATION"         has the meaning ascribed to it in section 6
                                    of the Companies Act;


      "RM" OR "MALAYSIAN RINGGIT"   means the lawful currency of Malaysia;

      "SALE SHARES"                 means the 90,000 ordinary shares of RM1.00
                                    each in the enlarged issued and paid up
                                    capital of the Company following the
                                    completion of the subscription of the Vendor
                                    Subscription Shares by the Vendor, to be sold by the Vendor and purchased by the Purchaser pursuant to the terms and conditions set out in this Agreement;

      "SALE SHARES CONSIDERATION"   means the consideration for the transfer of
                                    the Sale Shares being the sum(s) specified in Clause 3;

      "SECURITIES"                  means any form of debentures, bonds, stocks
                                    and shares in a company and includes any right or option in respect thereof;

      "SERVICES AGREEMENT"          means the services agreement to be entered
                                    into between the Vendor and the Company
                                    whereby the Vendor shall provide certain services to the Company and the Company shall provide certain services to the Vendor in the form set out in Appendix G;

      "SHAREHOLDERS' AGREEMENT"     means the shareholders' agreement in the
                                    form set out in Appendix E;

      "SHAREHOLDER'S LOAN"          means the aggregate of all sums, advances
                                    and credits obtained by the Company from Utusan which are still outstanding as at the hereof;

      "SHARES" means all or any part of the ordinary shares of RM1.00 each in the share capital of the Company;

      "STAMP ACT"                   means the Malaysian Stamp Act 1949;

      "SUBCONTRACT"                 means the subcontract entered into between
                                    the Vendor and the Company in relation to the JASPA in the form set out in Appendix H;

      "SUBSCRIPTION SHARES
      CONSIDERATION"                means the consideration for the subscription
                                    of the Subscription Shares being the sum(s) specified in Clause 3;

      "SUBSIDIARY"                  has the meaning ascribed to it in section 5
                                    of the Companies Act;

      "TAXES" or "TAXATION"         means all forms of taxation including all
                                    taxes past, present and deferred, including, without limitation, income, corporate, occupation, real and personal property, gross receipts, sales, use, ad valorem, franchise, license, withholding, payroll, employment, excise, severance, service tax, occupation, estate duty, stamp duty, good and services, customs and other import or export duties, or charges of any kind whatsoever, estimated and other taxes, together with any interest and levies and all penalties, charges, costs and additions to tax, payable by or due from the Company, or any additional amounts imposed by any government, governmental agency, statutory body or any revenue authority, upon the Company;

      "TENANCY AGREEMENT"           means all the tenancy agreements (including
                                    any options for extension relating thereto) to which the Company is a party in the form set out in Appendix I, brief details of which are set out in Schedule 4;

      "THIRD PARTY CONFIDENTIAL     means Confidential Information belonging to
      INFORMATION"                  a third party;

      "VALUE ADDED NETWORK          means the licence dated 13 May 1998
      SERVICES LICENCE OR VANS      granted by the then Minister of Energy,
      LICENCE"                      Telecommunications & Posts to the
                                    Vendor to carry out various activities
                                    relating to value added network services;

      "VENDOR'S DISCLOSURE LETTER"  means the disclosure letter to be delivered on or before the Completion Date by the
                                    Vendor to the Purchaser, in the form set out in Appendix C1;

      "VENDOR'S SOLICITORS"         means Kadir, Tan & Ramli of 8th Floor,
                                    Menara Safuan, 80 Jalan Ampang 50450 Kuala
                                    Lumpur; and

      "WARRANTIES"                  means collectively, the representations,
                                    warranties and undertakings of the Vendor in Clause 9 and Schedule 6, and the representations, warranties and undertakings of the Company in Clause 10 and Schedule 7;
                                    and "WARRANTY" shall mean each or any of the Warranties.


1.2 References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.3 References herein to Clauses, Schedules and Appendices are to clauses in, schedules and appendices to this Agreement unless the context requires otherwise and the Schedules and Appendices to this Agreement shall be deemed to form part of this Agreement.

1.4 The expressions "Vendor", "Purchaser" and the "Company" shall, where the context permits, include their respective successors and permitted assigns.

1.5 All representations, warranties, undertakings, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into jointly and severally.

1.6 The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.7 Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

1.8 No rule of construction applies to the disadvantage of a party because the party was responsible for the preparation of this Agreement or any part of it.

2. CAPITALISATION OF THE SHAREHOLDER'S LOAN, SALE OF THE SALE SHARES AND SUBSCRIPTION OF THE SUBSCRIPTION SHARES

2.1 Subject to the terms of this Agreement, the Parties hereby agree that they shall do the following, in the order set out below:

      (a) the Vendor shall subscribe for the Vendor Subscription Shares by capitalising the Shareholder's Loan in the sum of RM359,998 into the share capital of the Company as Shares, the completion of which would result in an increase in the total issued and paid up capital of the Company to RM360,000;

      (b) the Vendor as legal and beneficial owner of the Sale Shares, shall sell and the Purchaser shall purchase the Sale Shares free from all Encumbrances and together with all rights now or hereafter attaching thereto; and

      (c) the Purchaser shall subscribe for the Subscription Shares and the Vendor shall procure that the Company shall, and the Company shall allot and issue the Subscription Shares to the Purchaser.

2.2 The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all of the Sale Shares is completed simultaneously together with the subscription by and the issuance of the Subscription Shares to the Purchaser.

2.3 The Vendor hereby waives any rights of pre-emption conferred on it by the Articles or otherwise over the Subscription Shares to be subscribed by the Purchaser.

2.4 Following the allotment and issue to the Vendor of the Vendor Subscription Shares, the sale of the Sales Shares to the Purchaser and the subscription of the Subscription Shares by the Purchaser, the Shares shall be held in the following proportions:

         Shareholder                Percentage %              Number of Shares
         -----------                ------------              ----------------

         Purchaser                       51                          281,025
         Vendor                          49                          270,000
         Total                          100                          551,025


3.    CONSIDERATION

3.1 The Sale Shares Consideration payable for the Sale Shares shall be the sum of Ringgit Malaysia Five Million (RM5,000,000) which shall be paid to the Vendor on Completion in accordance with the Clause 5.3.

3.2 The Purchaser hereby agrees to subscribe for the Subscription Shares at a premium of approximately Ringgit Malaysia Fifty-Four and Cents Fifty Five (RM54.55) per share. The Subscription Shares Consideration for the subscription of the Subscription Shares shall be the sum of Ringgit Malaysia Ten Million Six Hundred and Twelve Thousand and Five Hundred (RM10,612,500) which shall be paid in accordance with Clause 10 of the Shareholders' Agreement.

3.3 A sum of Ringgit Malaysia Three Million Seven Hundred Thousand (RM3,700,000) shall be paid by the Purchaser to the Company as payment for a part of the Subscription Shares Consideration on the Completion Date.

4.    CONDITIONS

4.1 The Completion of the sale and purchase of the Sale Shares and the subscription of the Subscription Shares is conditional upon:

      (a) the passing by the board of directors (or any duly authorised committee appointed by the board) of Asia Online of a resolution approving the purchase of the Sale Shares and the subscription of the Subscription Shares by the Purchaser pursuant to the terms of this Agreement and the approval of the Shareholders' Agreements contemplated in this Agreement;

      (b) the capitalisation of the Shareholder's Loan in the amount of RM360,000 and the completion of the subscription of the Vendor Subscription Shares by the Vendor and the increase in the authorised capital of the Company to RM3 million divided into 3,000,000 ordinary shares of RM1.00 each;

      (c) the Vendor's Disclosure Letter and the Company's Disclosure Letter to be delivered to the Purchaser on the Completion Date being in form and substance satisfactory to the Purchaser;

      (d) the Warranties remaining true and not misleading in any respect at Completion, as if repeated at Completion and at all times between the date of this Agreement and Completion;

      (e) the Vendor and the Company having performed all of the covenants and agreements required to be performed or caused to be performed by each of them under this Agreement on or before the Completion Date;

      (f) the Company or its officers supplying or the Vendor procuring the Company or its officers to supply to the Purchaser, all of the information (in such detail as may be satisfactory to the Purchaser) requested by the Purchaser, the Purchaser's Solicitors or the Purchaser's Accountants from time to time before the Completion Date;

      (g) all other consents and approvals (save for Foreign Investment Committee approval) required under any and all applicable laws for the sale and purchase of the Sale Shares and the subscription of the Subscription Shares and to give effect to the transactions contemplated hereunder being obtained;

      (h) the Tenancy Agreement, the Employment Contracts, the Subcontract and the Services Agreement being duly executed by the respective parties in form and substance satisfactory to each of the parties thereto;

      (i) the Company submitting or the Vendor procuring the Company to submit an application to the relevant authority for the relevant licences under the Communications and Multimedia Act in order to lawfully conduct the activities which it currently carries out or which it proposes to carry out in the future; and

      (j) the Vendor submitting its Value Added Network Services Licence for registration with the relevant authority under the Communications and Multimedia Act.

4.2 The Purchaser may, at its sole discretion, waive all or any of such conditions at any time by notice in writing to the Vendor's Solicitors.

4.3 The Vendor shall use all its best endeavours to ensure that the conditions set out in Clause 4.1 shall be fulfilled by the Cut-Off Date. If any of the conditions stated in Clause 4.1 shall not be fulfilled or waived by the Purchaser on or before the Cut-Off Date or such other date as the parties shall mutually agree, the Purchaser shall be entitled at its sole discretion to terminate this Agreement whereupon this Agreement shall cease to be of any further effect except save for Clauses 1, 12, 13, 14, and 15 which shall remain in full force and effect and save in respect of claims for costs, damages, compensation or otherwise arising out of any antecedent breach of the terms in this Agreement including the undertaking contained in this Clause 4.3.


5.    COMPLETION

5.1 Subject to the provisions of Clause 4, Completion shall take place at the offices of the Purchaser's Solicitors at 9.00am on the Completion Date or at such other place and time as shall be mutually agreed, where all (and not some only) of the events described in this Clause 5 shall occur.

5.2   At Completion, the Vendor shall deliver or cause to be delivered to the
      Purchaser:

      (a) duly executed instrument of transfer in respect of the Sale Shares in favour of the Purchaser (or its nominees) accompanied by the relevant share certificates in respect of the Sale Shares;

      (b) certified true copies of the resolutions passed by the board of directors of the Vendor in the form set out in Appendix K;

            (i) approving the sale of the Sale Shares to the Purchaser in the terms set out in this Agreement; and

            (ii) authorising the execution of the instrument of transfer in respect of the Sale Shares in favour of the Purchaser and giving authority to execute the instrument of transfer on behalf of the Vendor to the party who executed it; and

            (iii) authorising the execution and delivery by the Vendor of each of this Agreement, the Tenancy Agreement, the Employment Contracts, the Subcontract, the Services Agreement, the Shareholders' Agreement and the Deed of Indemnity;

      (c) certified true copies of the resolutions in the form set out in Appendix J passed by the board of directors of the Company:

            (i) approving the transfer of the Sale Shares to the Purchaser, or the transfer of all or any part of the Sale Shares to a nominee appointed by the Purchaser;

            (ii) approving the entering in the register of members of the Company, the name of the Purchaser or that of its nominee as holder of the Sale Shares, upon the presentation of the instrument of transfer duly stamped in accordance with the Stamp Act; and

            (iii) authorising the issue of the new share certificate in respect of the Sale Shares in favour of the Purchaser or such nominee of the Purchaser and the cancellation of the existing share certificates for the Sale Shares.

      (d) a duly completed and executed Stamp Duty Form - PDS 6 together with the Audited Accounts of the Company;

      (e) such waivers or consents or other documents as may be required to give to the Purchaser good title to the Sale Shares and to enable the Purchaser or its nominees to be registered as the holders of any of the Sale Shares;

      (f) all the statutory and other books and records (including financial records) duly written and updated of the Company and their respective certificate(s) of incorporation, current business registration certificate(s) (if applicable) and common seal(s) and any other papers, records and documents of the Company;

      (g) deeds executed by the Vendor confirming that the Vendor has no claim against the Company and if there are any claims that the Vendor shall release and disclaim all their rights to such claims, which letter shall be in the form set out in Appendix B;

      (h) execute and deliver to the Purchaser a certificate (the "Vendor's Completion Certificate") which shall be in the form set out in Appendix P, setting forth the Vendor's representations and warranties that:

            (i) each of the Warranties in Schedule 6 was accurate in all respects as of the date of this Agreement;

            (ii) each of the Warranties in Schedule 6 is accurate in all respects as of the Completion Date as if made on the Completion Date;

            (iii) each of the covenants and obligations that the Vendor is required to have complied with or performed pursuant to this Agreement at or prior to Completion has been duly complied with and performed in all respects;

            (iv) each of the conditions set forth in Clause 4.1 has been satisfied in all respects; and

            (v) the Vendor is not aware of any matter or thing which is in breach of or inconsistent with any of the Warranties in
                  Schedule 6;

      (i)   the Deed of Indemnity duly executed by the Vendor;

      (j)   the Tenancy Agreement duly executed by the Vendor and the Company;

      (k) the Employment Contracts duly executed by the Company and each of the Key Employees;

      (l)   the Subcontract duly executed by the Company and the Vendor;

      (m)   the Services Agreement duly executed by the Company and the Vendor;
            and

      (n) cause such persons as the Purchaser may nominate to be validly appointed as directors of the Company and upon such appointment forthwith cause the Directors other than the Continuing Directors and the company secretary of the Company to resign from their respective offices, each delivering to the Purchaser a letter addressed to the Company acknowledging that the person so resigning has no claim outstanding for compensation or otherwise against the Company, and if there are any claims, that they shall release and disclaim all their rights to such claims, which letter shall be in the form set out in Appendix A; and

      (o) evidence that the Vendor has procured the revocation of all authorities to the bankers of the Company relating to bank accounts and procure the giving of authority to such persons as the Purchaser may nominate to operate the same;

      (p) a document signed by the Vendor confirming that at Completion the Vendor has been repaid or has discharged in full all Shareholder's Loan owed by the Company to the Vendor or vice versa.

5.3   At Completion, and upon compliance with the provisions set out in Clauses
      2.2 and 5.2, the Purchaser shall:

      (a)   deliver to the Company:

            (i) an unconditional application in writing for the allotment to the Purchaser of 191,025 Shares at the premium of approximately RM54.55 per share for a total amount of the Subscription Share Consideration, in the form set out in Appendix L; and

            (ii) part of the Subscription Shares Consideration in the amount stated in Clause 3.3 of this Agreement in favour of the Company (whose receipt shall be an absolute discharge therefor) either by bankers' draft or by telegraphic transfer into the designated bank account of the Company, which shall be agreed between the Purchaser and the Vendor not less than four (4) business days prior to Completion (at the option of the Purchaser); and

      (b)   deliver to the Vendor:

            (i) payment of the Sale Shares Consideration in favour of the Vendor (whose receipt shall be an absolute discharge therefor) either by a bankers' draft or by telegraphic transfer to the bank account of the Vendor which shall be notified by the Vendor to the Purchaser not less than four (4) business days prior to Completion (at the option of the Purchaser); and

            (ii) certified true copies of the resolution of the board of directors of the Purchaser approving the purchase of the Sale Shares and the subscription of the Subscription Shares pursuant to the terms of this Agreement, in the form set out in Appendix M.

5.4 At Completion, the Vendor shall cause to be delivered and the Company shall deliver or cause to be delivered to the Purchaser:

      (a) evidence satisfactory to the Purchaser's Solicitors of the satisfaction of the conditions specified in Clause 4.1 above including, without limitation, the execution by the Company of the Tenancy Agreement, the Employment Contracts, the Subcontract and the Services Agreement;

      (b) certified true copies of the resolutions passed by the board of directors of the Company, in the form set out in Appendix N:

            (i) approving and authorising the allotment and issue of Subscription Shares to the Purchaser or its nominee;

            (ii) authorising the issue of the new share certificates in respect of the Subscription Shares in favour of the Purchaser or its nominee;

            (iii) approving the entering in the register of members of the
                  Company, the name of the Purchaser or its nominee as holder of the Subscription Shares;

            (iv) authorising the execution and delivery by the Company of each of this Agreement, the Tenancy Agreement, the Employment Contracts, the Subcontract, the Services Agreement and the Shareholders' Agreement;

            (v) authorising and approving the appointment of the persons nominated by the Purchaser as directors and secretary of the Company with effect from the Completion Date;

            (vi) accepting the resignations of the outgoing Directors and the company secretary;

            (vii) revocation of the existing instructions to the bankers of the
                  Company relating to bank accounts and the approval of new bank signatories to such accounts and the approval of the new instructions in relation to the operations of such bank accounts.

      (c) certified true copies of the ordinary resolutions passed by the shareholders of the Company in general meeting, in the form set out in Appendix O:

            (i) approving and authorising the allotment and issue of the Subscription Shares to the Purchaser on the terms set out in this Agreement and authorising the Directors to allot and issue the same; and

            (ii) authorising the execution and delivery by the Company of this Agreement;

      (d) the original share certificate(s) with the Purchaser or its nominee registered as the holder for the Subscription Shares subscribed by the Purchaser pursuant to Clause 2.1(c);

      (e) such other documents as may be required to give to the Purchaser good title to the Subscription Shares and to enable the Purchaser to become the registered holder thereof; and

      (f) a written confirmation in the form set out in Appendix Q, (the "Company's Completion Certificate") , setting forth the Company's representations and warranties that:

            (i) each of the Warranties in Schedule 7 was accurate in all respects as of the date of this Agreement;

            (ii) each of the Warranties in Schedule 7 is accurate in all respects as of the Completion Date as if made on the Completion Date;

            (iii) the Company is not aware of any matter or thing which is in breach of or inconsistent with any of the Warranties in
                  Schedule 7.


5.5 At Completion, the Parties shall execute and deliver to each other counterpart copies of the Shareholders' Agreement duly executed by each respective party. The Vendor shall procure the execution and delivery of the Shareholders' Agreement by the Company.

5.6 Without prejudice to any other remedies available to the Purchaser, if in any respect the provisions of Clauses 5.2 and 5.4 are not complied with by the Vendor or the Company (as the case may be) on the Completion Date the Purchaser may:

      (a) defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this Clause 5.6 shall apply to Completion as so deferred); or

      (b) proceed to Completion so far as practicable (without prejudice to its rights in this Agreement); or

      (c)   rescind this Agreement.


6.    VENDOR'S AND COMPANY'S OBLIGATIONS AND UNDERTAKINGS

6.1   The Vendor shall ensure that during the Pre-Completion Period:

      (a) none of the Sale Shares are sold or otherwise transferred, or offered for sale, and thus no agreement or commitment is entered into (in writing or otherwise) to sell or otherwise transfer, any of the Sale Shares or any interest in or right relating thereto;

      (b) it does not permit, offer, agree or commit (in writing or otherwise) to permit, any of the Sale Shares to become subject, directly or indirectly, to any Encumbrance; and

      (c) enter into any transaction to take any action that might cause or constitute a breach of any of the Warranties made by the Company in this Agreement.

6.2 The Vendor shall procure and the Company undertakes that during the Pre-Completion Period, the Company shall:

      (a) conduct its operations exclusively in the ordinary course of business and operate the business of the Company in a manner consistent with past practices.

      (b) preserve intact its current business organisation, maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with the Company;

      (c) procure that its officers confer regularly with the Purchaser concerning operational matters and otherwise report regularly to the Purchaser concerning the status of the Company's business condition, assets, liabilities, operations, financial performance and prospects; and

      (d) immediately notify the Purchaser of any inquiry, proposal or offer from any person relation any acquisition transaction.

6.3 The Vendor shall procure and the Company undertakes that during the Pre-Completion Period, the Company shall not, without the prior written consent of the Purchaser:

      (a) enter into or vary any contract nor assume any liability which is outside the ordinary or proper course of its business or which is long term, unusual or onerous;

      (b) make any capital expenditure or enter into any capital commitment in a sum in excess of RM30,000 (whether by way of purchase, lease, hire purchase or otherwise);

      (c) make any change in the nature, scope or organisation of its business nor dispose of the whole of its undertaking or property or a substantial part thereof;

      (d) acquire or form any subsidiary nor acquire any shares in any company nor acquire the whole or any substantial part of the undertaking, assets or business of any other company or any firm or person or enter into any joint venture or partnership with any other person;

      (e) make any loans or grant any credit (other than credit given in the normal course of trading and advances made to employees against expenses incurred by them on its behalf);

      (f) borrow any money (except borrowings from its bankers not exceeding RM100,000 or make any payments out of or drawings on its bank accounts (except routine payments in the ordinary course of business);

      (g)   enter into any guarantee, indemnity or surety;

      (h) make any changes in the terms of employment of any of its employees or in any arrangements with its consultants or directors or officer, including any change to the amount of salary, wage, commissions, fringe benefits or other compensation or remuneration payable to such consultants, directors, officers or employees;

      (i) acquire or dispose of or grant any option or right of pre-emption in respect of any material asset or any interest nor give nor receive any service otherwise than at market value;

      (j) enter into any leasing, hire purchase agreement or any agreement or arrangements for payment on deferred terms;

      (k) grant or enter into any licence, franchise or other agreement or arrangement concerning any part of its name, trading names or know-how;

      (l) declare, make or pay any dividend or distribution in respect of any Share;

      (m)   sell or otherwise issue any shares or other securities;

      (n) incur or pay any management charges other than in accordance with the Services Agreement;

      (o) change any of its methods of accounting or accounting practices in any respect;

      (p) enter into any transaction to take any action that might cause or constitute a breach of any of the Warranties made by the Company in this Agreement; and

      (q) make any payments to the Vendor other than payments which the Company is obligated to make pursuant to the Subcontract, the Services Agreement and the Tenancy Agreement in the event that such agreements give rise to binding legal obligations to make payments to the Vendor prior to Completion.

6.4 The Vendor and the Company undertake to the Purchaser that the Company shall be free of any debt or liability of any nature whatsoever (whether actual, contingent or otherwise) save for those incurred in the normal course of business as at the Completion Date and the Vendor shall cause all indebtedness and its Shareholders' Loan to the Company to be discharged and paid in full prior to Completion.


7.    RESTRICTIONS ON THE VENDOR

7.1 The Vendor hereby undertakes with the Purchaser (with the intent that the obligations set out hereunder shall continue to have full force and effect notwithstanding Completion) that except with the consent in writing of the
      Purchaser:

      (a) for the period of 12 months after Completion it shall not either on its own account or in conjunction with or on behalf of any person, firm or company, carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise in carrying on anywhere in Malaysia a Competing Business (other than as a holder of not more than five per cent (5%) of the issued shares or debentures of any company listed on any recognized stock exchange);

      (b) for the period of 12 months after Completion it shall not either on its own account or in conjunction with or on behalf of any other person, firm or company canvass, solicit or entice away or attempt to canvass, solicit or entice away from the Company the custom of any person, firm, company or organization who shall at Completion or any time within 1 year prior to the Completion have been or was a customer, client, identified prospective customer or client, representative, agent or correspondent of the Company or in the habit of dealing with the Company or enter into any contract with or accept any business from any such person, firm, company or organization;

      (c) for the period of 24 months after Completion it will not, either on its own account or in conjunction with or on behalf of any other person, firm or company employ, solicit or entice away or attempt to employ, solicit or entice away from the Company any person who is at the date hereof or who shall have been at the date of or within 1 year prior to any purported breach of this Clause 7.1(c) an officer, manager, consultant or employee of the Company whether or not such person would commit a breach of contract by reason of leaving such employment;

      (d) it will not at any time hereafter make use of or disclose or divulge to any person (other than to officers or employees of the Company whose province it is to know the same) any Confidential Information and any other information relating to the Company (other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction) and and shall use its best endeavours to prevent the publication or disclosure of any such information;

      (e) it will not at any time hereafter in relation to any trade, business or company use a name including the word "Asia Online" or any similar word in such a way as to be capable of or likely to be confused with the name of the Company and shall use all reasonable endeavours to procure that no such name shall be used by any person, firm or company with which it is connected;

      (f) it will procure that its subsidiaries, holding company and any other affiliated companies will observe the restrictions contained in the foregoing provisions of this Clause 7.1 and that its employees will observe the restrictions contained in Clause 7.1(d); and

      (g) it will not, for a period of 18 months after the Completion, utilise the Value Added Network Services Licence either on its own or in conjunction, collaboration or association with any third party either for its own benefit or the benefit of any of its or its subsidiaries' or associated companies' without the prior written consent of the Purchaser and that it shall endeavour with the Purchaser to arrive at a mutually satisfactory means of utilising the Value Added Network Services Licence in conjunction, collaboration or association with the Purchaser.

7.2 Without derogation from the obligations of the Vendor pursuant to the provision in Clause 7.1(a) and (b) above, the Vendor shall, for a period of 12 months after Completion offer to the Company a first right of refusal to provide any internet related services which the Vendor or its Subsidiaries or Related Corporation may require at fair market rates for such services. The Vendor shall give notice to the Company in writing stating the Vendor's or its Subsidiaries' or Related Corporation's requirements for any such internet related services and evidence of other market rates which the Vendor or its Subsidiaries or Related Corporation may be able to obtain for such services. The Company shall have a period of 14 days from the date of receipt of such notice to determine whether to provide such services to the Vendor or its Subsidiaries or Related Corporation (as the case may be) at the market rates indicated in such notice.

7.3   The Vendors acknowledge that:

      (a) the covenants given in Clause 7.1 are material to the Purchaser's decision to enter into this Agreement; and

      (b)   the restraints contained in Clause 7.1 are:

            (i) fair and reasonable regarding the subject matter, area and duration; and

            (ii) reasonably required by the Purchaser to protect the business, financial and proprietary interests of the Company.

7.3 Each and every obligation under this Clause shall be treated as a separate independent obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part such part or parts as are unenforceable shall be deemed, deleted from this Clause and any such deletion shall not affect the enforceability of all such parts of this Clause as remain not so deleted or modified to the minimum extent necessary to make this Agreement or that Clause or part enforceable.

7.4 While the restrictions contained in this Clause are considered by the parties to be reasonable in all the circumstances it is recognized that restrictions of the nature in question may fail for reasons unforeseen and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company or the Purchaser but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

8.    TERMINATION

8.1   This Agreement may be terminated prior to Completion:

      (a) by the Purchaser if (i) there is a material breach of any covenant or obligation of any of the Vendor or the Company or (ii) the Purchaser reasonably determines that the timely satisfaction of any condition set forth in Clause 4.1 has become impossible or impractical (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations under this Agreement);

      (b) by the Vendor if there is a material breach of any covenant or obligation of the Purchaser;

      (c) by the Purchaser at or after Cut-Off Date if any condition set forth in Clause 4.1 has not been satisfied by the Cut-Off Date (other than as a result of the failure on the part of the Purchaser to comply with or perform any covenant or obligation set out in this Agreement); or

      (d)   by mutual consent of the Parties.

8.2 If a Party wishes to terminate this Agreement, the Party shall deliver to the other Parties a written notice stating that the Party is terminating this Agreement and setting forth a brief description of the basis on which the Party is terminating this Agreement and the provision of this Agreement pursuant to which this termination is made.

8.3 If this Agreement is terminated pursuant to Clause 8.2, all further obligations of the Parties under this Agreement shall terminate, provided however, that:

      (a) no Party shall be relieved of any obligation or other liability arising from any antecedent breach(es) by such party of any provision of this Agreement;

      (b) the Vendor and the Company shall, in all events, remain bound by and continue to be subject to Clauses 1, 12, 13, 14, and 15.

8.4 The termination rights provided in Clause 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any Party of its right to terminate this Agreement pursuant to Clause 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Party may be entitled to exercise (whether under this Agreement, under any other contract, under any statute, at common law, in equity or otherwise).


9.    VENDOR'S REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

9.1 The Vendor hereby represents, warrants and undertakes to the Purchaser (with the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) in the terms set out in
      Schedule 6 and that each of the statements set out in Schedule 6 is now true and accurate and acknowledges that the Purchaser in entering into this Agreement, is relying on the Warranties set out in Schedule 6 and that the Purchaser shall be entitled to treat the same as conditions of this Agreement.

9.2 The Vendor further warrants and undertakes to and with the Purchaser (with the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) that:

      (a) all Warranties contained in Schedule 6 will be fulfilled and will be true and correct at Completion in all respects as if they had been entered into afresh at Completion; and

      (b) in relation to any Warranty in Schedule 6 which refers to the knowledge, information or belief of the Vendor, that the Vendor has made all necessary enquiry into the subject matter of that Warranty.

9.3 The Warranties in Schedule 6 are given subject to the matters fully, fairly and specifically disclosed in the Vendor's Disclosure Letter but no other information relating to the Company of which the Purchaser has knowledge (actual or constructive) and no investigation by or on behalf of the Purchaser shall prejudice any claim made by the Purchaser under such representations, warranties and undertakings or under the indemnity contained in Clause 9.7 or the Deed of Indemnity or operate to reduce any amount recoverable and it shall not be a defense to any claim against the Vendor that the Purchaser knew or ought to have known or had constructive knowledge of any information (other than as disclosed in the Vendor's Disclosure Letter) relating to the circumstances giving rise to such claim.

9.4 Each Warranty in Schedule 6 shall be separate and independent and save as expressly provided shall not be limited by reference to any other paragraph or anything in this Agreement or the Schedules.

9.5 The Warranties in Schedule 6 shall be deemed to be repeated as at Completion as if all references therein to the date of this Agreement were references to the Completion Date.

9.6 In the event of it being found prior to Completion that any of the Warranties in Schedule 6 is untrue, misleading or incorrect or have not been fully carried out in any material respect, or in the event of any matter or thing arising or becoming known or being notified to the Purchaser which is inconsistent with any such Warranty or any other provision of this Agreement or in the event of the Vendor becoming unable or failing to do anything required to be done by them at or before Completion the Purchaser shall not be bound to complete the purchase of the Sale Shares and the Purchaser may by notice rescind this Agreement without liability on its part. The right conferred upon the Purchaser by this Clause is in addition to and without prejudice to any other rights of the Purchaser (including any rights to claim damages or compensation from the Vendor by reason of any such breach or non-fulfillment) and failure to exercise it shall not constitute a waiver of any such rights.

9.7 The Vendor hereby undertakes to indemnify and keep indemnified the Purchaser (for itself and as trustee for the Company) against any loss or liability suffered by the Purchaser or the Company as a result of or in connection with any breach of any of the Warranties in Schedule 6 including, but not limited to, any diminution in the value of the assets of and any payment made or required to be made by the Purchaser or the Company and any costs and expenses incurred as a result of such breach provided that the indemnity contained in this Clause shall be without prejudice to any other rights and remedies of the Purchaser in relation to any such breach of Warranty and all such other rights and remedies are hereby expressly reserved to the Purchaser.

9.8 The Vendor will, both before and after Completion promptly notify the Purchaser in writing of any matter or thing of which the Vendor becomes aware which is a breach of or inconsistent with any of the Warranties contained in Schedule 6.

9.9 Any amount paid to the Purchaser by the Vendor as damages or compensation for any loss or liability suffered by the Purchaser or the Company in connection with any of the Warranties in Schedule 6 or under any indemnity herein or contained in the Deed of Indemnity shall be deemed to be a repayment of part of the Consideration which shall be deemed to have been reduced accordingly.

9.10 The Vendor hereby warrants and undertakes that it shall procure the Company to submit an application to the relevant authority for Multimedia Super Corridor Status as soon as practicable after Completion.


10.   COMPANY'S REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

10.1 The Company hereby represents, warrants and undertakes to the Purchaser (with the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) in the terms set out in
      Schedule 7 and that each of the statements set out in Schedule 7 is now true and accurate and acknowledges that the Purchaser in entering into this Agreement, is relying on the Warranties set out in Schedule 7 and that the Purchaser shall be entitled to treat the same as conditions of this Agreement.

10.2 The Company further warrants and undertakes to and with the Purchaser (with the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) that:-

      (a) all Warranties contained in Schedule 7 will be fulfilled and will be true and correct at Completion in all respects as if they had been entered into afresh at Completion; and

      (b) in relation to any Warranty in Schedule 7 which refers to the knowledge, information or belief of the Company has all necessary enquiry into the subject matter of that Warranty.

10.3 The Warranties in Schedule 7 are given subject to the matters fully, fairly and specifically disclosed in the Company's Disclosure Letter but not other information relating to the Company of which the Purchaser has knowledge (actual or constructive) and no investigation by or on behalf of the Purchaser shall prejudice any claim made by the Purchaser under such representations, warranties and undertakings or under the indemnity contained in Clause 10.7 or operate to reduce any amount recoverable and it shall not be a defense to any claim against the Company that the Purchaser knew or ought to have known or had constructive knowledge of any information (other than as disclosed in the Company's Disclosure Letter) relating to the circumstances giving rise to such claim.

10.4 Each Warranty in Schedule 7 shall be separate and independent and save as expressly provided shall not be limited by reference to any other paragraph or anything in this Agreement or the Schedules.

10.5 The Warranties in Schedule 7 shall be deemed to be repeated as at Completion as if all references therein to the date of this Agreement were references to the Completion Date.

10.6 In the event of it being found prior to Completion that any of the Warranties in Schedule 7 is untrue, misleading or incorrect or have not been fully carried out in any material respect, or in the event of any matter or thing arising or becoming known or being notified to the Purchaser which is inconsistent with any such Warranty or any other provision of this Agreement or in the event of the Company becoming unable or failing to do anything required to be done by them at or before Completion the Purchaser shall not be bound to complete the subscription of the Subscription Shares and the Purchaser may by notice rescind this Agreement without liability on its part. The right conferred upon the Purchaser by this Clause is in addition to and without prejudice to any other rights of the Purchaser (including any rights to claim damages or compensation from the Company by reason of any such breach or non-fulfillment) and failure to exercise it shall not constitute a waiver of any such rights.

10.7 The Company hereby undertakes to indemnify and keep indemnified the Purchaser against any loss or liability suffered by the Purchaser as a result of or in connection with any breach of any of the Warranties in
      Schedule 7 including, but not limited to, any diminution in the value of the assets of and any payment made or required to be made by the Purchaser and any costs and expenses incurred as a result of such breach provided that the indemnity contained in this Clause shall be without prejudice to any other rights and remedies of the Purchaser in relation to any such breach of Warranty and all such other rights and remedies are hereby expressly reserved to the Purchaser.

10.8 The Company will, both before and after Completion promptly notify the Purchaser in writing of any matter or thing of which the Company becomes aware which is a breach of or inconsistent with any of the Warranties contained in Schedule 7.

10.9 The Company hereby warrants and undertakes that it shall submit an application to the relevant authority for Multimedia Super Corridor Status as soon as practicable after Completion.


11.   RESTRICTION ON ANNOUNCEMENTS

11.1 Each of the parties hereto undertakes that prior to Completion and thereafter it will not (save as required by law or any rule of any relevant stock exchange) make any announcement or disclosure in connection with this Agreement unless the other Parties hereto shall have given their respective consents to such announcement (which consents may not be unreasonably withheld and may be given either generally or in a specific case or cases and may be subject to conditions).

11.2 If the Vendor or the Company is required by law or by the rules of any securities exchange to which they are subject to make any disclosure regarding this Agreement and the transactions contemplated herein, the Vendor shall advise the Purchaser and shall provide to the Purchaser a proposed public announcement within respect to the transaction, at least five (5) business days before making such disclosure and upon the Parties' mutual agreement as to the announcement, the Vendor may proceed with such disclosure.

12.   ACCESS TO INFORMATION

12.1 As from the date of this Agreement the Company shall give and the Vendor shall procure that the Company gives the Purchaser and any persons authorised by it all such information relating to the Company and such access to the premises and all books, title deeds, records, accounts and other documentation of the Company as the Purchaser may reasonably request and be permitted to take copies of any such books, deeds, records, accounts and other documentation and that the officers and employees of the Company shall be instructed to give promptly all such information and explanations to any such persons as aforesaid as may be requested by it or them.

12.2 In the event of this Agreement ceasing to have effect the Purchaser undertakes to release to the Company and to the Vendor all information and documents concerning the Company which have been provided to the Purchaser in connection with this Agreement and also undertakes not to use any such information gained by it to further itself in its trade or to the detriment of the Company unless such information had already been known to the Purchaser or had become or subsequently becomes public knowledge otherwise than by reason of any act or default of the Purchaser, its advisers or employees.


13.   CONFIDENTIAL INFORMATION

13.1 The Vendor and the Company undertake with the Purchaser that it shall each treat as strictly confidential all Confidential Information received or obtained by them or their employees, agents or advisers as a result of entering into or performing this Agreement including information relating to the existence and the terms of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of the Purchaser or any member of the Purchaser's group of companies or and subject to the provisions of Clause 12.2 that it will not at any time hereafter make use of or disclose or divulge to any person any such information and shall use their best endeavours to prevent the publication or disclosure of any such information.

13.2 The restrictions contained in Clauses 13.1 shall not apply so as to prevent the Vendor or the Company from making any disclosure required by law or by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which the relevant Vendor or the Company is subject or from making any disclosure to any professional adviser for the purposes of obtaining advice (provided always that the Vendor and the Company shall procure that the provisions of this Clause 13 apply to and are observed in relation to, the use or disclosure by such professional adviser of the information provided to him) nor shall the restrictions apply in respect of any information which comes into the public domain otherwise than by a breach of this Clause 13 by the Vendor or the Company.

14.   GENERAL

14.1 Each party to this Agreement shall pay its own costs and disbursements of and incidental to the negotiation leading to the entering into of this Agreement and all other agreements contemplated under this Agreement and the preparation, execution and performance of such agreements. All stamp duties assessed or assessable on the transfer of the Sale Shares to the Purchaser shall be borne by the Purchaser.

14.2 Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address (by hand, by registered mail, by courier or express delivery service) or fax number (by facsimile) set out below (or such other address or fax number as the addressee has by five (5) days' prior written notice specified to the other parties):

      To the Purchaser:                 Asia Online Internet Services Sdn. Bhd.
                                        c/o Asia Online Limited
                                        16/F One International Finance Centre
                                        No. 1 Harbour View Street
                                        Central, Hong Kong

                                        Fax Number:       852 2882 4468
                                        Attention:        Mr. Edward Roberto

      To the Vendor:                    Utusan Melayu (Malaysia) Berhad
                                        Level 7, Menara PGRM,
                                        No 8, Jalan Pudu, Cheras,
                                        56100 Kuala Lumpur, Malaysia

                                        Fax Number:       603 - 982 6652
                                        Attention:        Mr. Azizi Meor Ngah

      To the Company:                   Utusan Multimedia Sdn. Bhd.
                                        No. 11, Ground Floor, The Right Angle
                                        Jalan 14/22, 46100 Petaling Jaya
                                        Selangor Darul Ehsan

                                        Fax Number:       603 - 757 2777
                                        Attention :       Mr. Felix Miller

      Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by fax, when despatched.

14.3 No failure or delay by the Purchaser in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by the Purchaser of any breach by the Vendor or Company of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

14.4 This Agreement shall not be assignable by the Vendor or the Company. The Purchaser shall be freely permitted to assign any or all of its rights under this Agreement, in whole or in part, to any other person without obtaining the consent or approval of any other Party hereto or of any person and shall be freely permitted to nominate a Related Corporation to purchase the Sale Shares and/or subscribe for the Subscription Shares in accordance with the provisions of this Agreement.

14.5 This Agreement (together with any documents referred to herein) constitutes the whole agreement between the parties and supersedes any previous agreements or arrangements between them relating to the subject matter of this Agreement and it is expressly declared that no variations of this Agreement shall be effective unless made in writing and executed by the parties.

14.6 The provisions of this Agreement including the representations, warranties and undertakings herein contained, insofar as the same shall not have been fully performed at Completion, shall remain in full force and effect notwithstanding Completion.

14.7 If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, void, invalid or unenforceable to any extent, such invalidity or unenforceability shall not affect the remainder of this Agreement and the other provisions or parts of such provisions of this Agreement, all of which shall continue to be valid and enforceable and shall remain in full force and effect to the fullest extent permitted by law.

14.8 The rights and remedies of the Parties hereto shall be cumulative (and not alternative). The Vendor agree that:

      (a) any right of rescission conferred upon the Purchaser hereby shall be in addition to and without prejudice to all other rights and remedies available to it (and, without prejudice to the generality of the foregoing, shall not extinguish any right to damages to which the Purchaser may be entitled in respect of the breach of this Agreement) and no exercise or failure to exercise such a right of rescission shall constitute a waiver by the Purchaser of any such other right or remedy;

      (b) in the event of any breach or threatened breach by the Vendor of any covenant, obligation or other provision set forth in this Agreement, the Purchaser shall be entitled (in addition to any other remedy available to it) to :

            (i) an order of specific performance to enforce the observance and performance of such covenant, obligation or other provision, and

            (ii)  an injunction restraining such breach or threatened breach.

14.9 Upon and after Completion the Vendor and the Company shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be necessary to give effect to the terms of this Agreement and to place control of the Company in the hands of the Purchaser and pending the doing of such acts, deeds, documents and things the Vendor shall as from Completion hold the legal estate in the Sale Shares in trust for the Purchaser.

14.10 All agreements, resolutions and documents of whatever nature to be provided by any of the Parties under this Agreement shall be in the English Language and the English Language version of any such agreements, resolutions and documents shall prevail over any other versions of such documents which may be made under any other languages.


15.   GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with the laws of Malaysia.


16.   ARBITRATION

16.1 The parties agree that any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Malaysia in accordance with the UNCITRAL Rules which are deemed to be incorporated by reference into this clause.

16.2 The arbitral tribunal shall consist of three (3) arbitrators, one to be appointed by each of the parties.

16.3  The language of the arbitration shall be English.

16.4  Notwithstanding Clauses 16.1 to 16.3, any party may bring an action:

      (a) for injunctive or other similar mandatory or prohibitory relief in any court of competent jurisdiction; and

      (b) for any interlocutory or interim relief, including, without limitation, any proceedings for the detention, custody or preservation of any property,

      pending the results of the arbitration.


17.   COUNTERPARTS

      This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.


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                                       29

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.



The Purchaser


SIGNED BY Kevin H. Randolph                 )
for and on behalf of                        )
ASIA ONLINE INTERNET                        )
SERVICES SDN. BHD.                          )
in the presence of:                         )   /s/ KEVIN H. RANDOLPH
                                                --------------------------------


Edward P. Roberto                               /s/ EDWARD P. ROBERTO
                                                --------------------------------




The Vendor


SIGNED BY Azizi Meor Ngah                   )
for and on behalf of                        )
UTUSAN MELAYU (MALAYSIA)                    )
BERHAD                                      )
in the presence of:                         )   /s/ AZIZI MEOR NGAH
                                                --------------------------------



/s/ KHAMARUL BAHARAIN SULAIMAN
--------------------------------
    Khamarul Baharain Sulaiman


The Company


SIGNED BY Azizi Meor Ngah                   )
for and on behalf of                        )
UTUSAN MULTIMEDIA SDN. BHD.                 )
in the presence of:                         )   /s/ AZIZI MEOR NGAH
                                                --------------------------------



/s/ KHAMARUL BAHARAIN SULAIMAN
--------------------------------
    Khamarul Baharain Sulaiman


                                       30